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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the inclusion of our report dated March 8, 2006, except for Note A, Income Per Share, with respect to the stock dividend distributed June 16, 2006, as to which the date is June 16, 2006, on the consolidated financial statements of Dearborn Bancorp, Inc. as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, in Amendment No. 2 of the Registration Statement on Form S-3 of Dearborn Bancorp, Inc. We also consent to the incorporation by reference in Amendment No. 2 of the Registration Statement on Form S-3 of Dearborn Bancorp, Inc., of our report dated March 8, 2006 on management's assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in the 2005 Annual Report on Form 10-K of Dearborn Bancorp, Inc. We also consent to the use of our name as "Experts" in the Prospectus.


                                                    Crowe Chizek and Company LLC

Grand Rapids, Michigan
November 2, 2006